EXHIBIT 4.1

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them, of this Schedule 13D (including further amendments thereto) with respect to the common stock, par value $0.001 per share, of SFX Entertainment, Inc., and that this Joint Filing Agreement be included as an exhibit to such joint filing.  This Joint Filing Agreement may be executed in one or more counterparts, and each such counterpart shall be an original but all of which, taken together, shall constitute but one and the same instrument.  The undersigned acknowledge that each shall be responsible for the timely filing of any amendments, and for the completeness and accuracy of the information concerning him or it contained herein or therein, but shall not be responsible for the completeness or accuracy of the information concerning the other.

Dated: February 25, 2015

Robert F. X. Sillerman

By:	/s/Robert F. X. Sillerman

Sillerman Investment Company III LLC

By:	/s/Robert F. X. Sillerman
Name:	Robert F. X. Sillerman
Title:	Manager and Sole Member